UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2009

IMAGE ENTERTAINMENT, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-11071	84-0685613
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20525 Nordhoff Street, Suite 200 Chatsworth, California	91311
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 407-9100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 30, 2009, Image Entertainment, Inc. (“Image”) entered into a Second Amendment and Exchange Agreement (the “Second Exchange Agreement”) with the holder (the “Holder”) of Image’s 7.875% senior convertible note due 2011 (the “Original Note”) in the principal amount of $13 million, pursuant to which Image exchanged the Original Note solely for an 8.875% amended restated senior convertible note in the principal amount of $15,700,792.60 (the “Amended Note”).

The Amended Note matures on August 30, 2011, which maturity date may be extended under certain circumstances at the Holder’s option. Upon delivery of appropriate notice, the Holder may require a $4 million principal payment (plus accrued interest) on October 30, 2009. The $4 million principal payment may be further deferred until November 30, 2009 if Image enters into a written agreement with a bona fide purchaser, prior to October 30, 2009, that would result in a change of control of Image. The Holder may require additional $4 million principal payments (plus accrued interest) on January 30, 2010, January 30, 2011 and July 30, 2011, upon delivery of appropriate notice. The default interest rate is 12%, should any future event of default occur. Accrued interest on the Amended Note is payable quarterly in arrears either in cash or in stock based upon a formula tied to the lower of a conversion price or market price. The Holder has a security interest in all of Image’s assets in third position behind Wachovia Capital Finance Corporation (Western) (“Wachovia”) and Arvato Digital Services. The Amended Note is guaranteed by Image’s subsidiaries.

Upon the occurrence of an event of default, the Original Note provided the Holder the right to demand redemption at a price equal to 120% of the sum of the then-outstanding principal amount and accrued interest and penalties, and provided for default interest at the rate of 12%. Upon a change in control, the Original Note granted to the Holder the right to demand redemption of the Original Note at a price equal to 120% of the sum of the then-outstanding principal amount and accrued interest and penalties. The Amended Note eliminates the provisions of the Original Note relating to redemption premium in the event of default or a change in control.

The Amended Note is convertible into up to 3,694,304 shares of Image common stock at a conversion price of $4.25 per share, subject to anti-dilution and other adjustments. Image may force conversion if the closing sales price of Image’s common stock is at least 180% of the then-effective conversion price for 20 consecutive trading days. Image may not force the Holder to acquire by conversion more than 4.99% of the issued and outstanding shares of Image’s common stock (the “Maximum Percentage”). However, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% by written notice to Image.

On July 30, 2009, Image, along with its subsidiaries Egami Media, Inc. and Image Entertainment (UK), Inc., entered into a third amendment (the “Amendment”) to the Loan and Security Agreement with Wachovia. The Amendment provided Wachovia’s consent to the Second Exchange Agreement and the Amended Note in exchange for a $50,000 amendment fee.

The foregoing descriptions of the Second Exchange Agreement, Amended Note and Amendment do not purport to be complete and are qualified in their entirety by reference to the Second Exchange Agreement, which is filed as Exhibit 4.1 hereto, to the Amended Note, which is filed as Exhibit 4.2 hereto, and to the Amendment, which is filed as Exhibit 10.1 hereto, each of which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference.

The exchange of the Original Note for the Amended Note was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 3(a)(9) of the Securities Act because it involved a security exchange by Image with an existing security holder exclusively where no other commission or remuneration was paid or given directly or indirectly for soliciting the exchange. Image expects to rely on Section 4(2) and 3(a)(9) of the Securities Act with respect to the issuance of any shares of common stock upon conversion of the Amended Note.

Item 8.01 Other Events.

On July 30, 2009, Image issued a press release announcing the Second Exchange Agreement and the Amended Note. The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Second Amendment and Exchange Agreement, dated July 30, 2009, by and among Image Entertainment, Inc. and Portside Growth and Opportunity Fund.
4.2	Amended and Restated Senior Secured Convertible Note, dated July 30, 2009.
10.1	Third Amendment to Loan and Security Agreement, dated as of July 30, 2009, between Wachovia Capital Finance Corporation (Western), Image Entertainment, Inc., Egami Media, Inc. and Image Entertainment (UK), Inc.
99.1	Press Release, dated July 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.

Dated: July 30, 2009	By:	/s/ Michael B. Bayer

Michael B. Bayer
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Second Amendment and Exchange Agreement, dated July 30, 2009, by and among Image Entertainment, Inc. and Portside Growth and Opportunity Fund.
4.2	Amended and Restated Senior Secured Convertible Note, dated July 30, 2009.
10.1	Third Amendment to Loan and Security Agreement, dated as of July 30, 2009, between Wachovia Capital Finance Corporation (Western), Image Entertainment, Inc., Egami Media, Inc. and Image Entertainment (UK), Inc.
99.1	Press Release, dated July 30, 2009